Exhibit (a)(5)(i)

WESTERN SIZZLIN CORPORATION TO COMMENCE EXCHANGE OFFER FOR ITEX CORPORATION

Offer Valued at $1.02 Per ITEX Share

ROANOKE, Va., Dec. 12 /PRNewswire – FirstCall/ — Western Sizzlin Corporation (OTC Bulletin Board: WSZL) today announced that it will commence an exchange offer for all outstanding shares of ITEX Corporation (OTC Bulletin Board: ITEX).  The exchange ratio for the offer will be .06623 shares of Western common stock for each outstanding share of ITEX common stock.

On December 12, 2007, the closing price of a share of Western common stock was $15.40 and the closing price of a share of ITEX common stock was $0.90.  Based on these closing prices, the exchange ratio for the offer represents a value of $1.02 per share of ITEX common stock.

The exchange offer will be conditioned upon, among other things, the registration statement for the issuance of Western shares in the exchange offer being declared effective by the Securities and Exchange Commission; 60% of ITEX’s shares being validly tendered in the exchange offer and not withdrawn; Western being satisfied in its reasonable discretion that the Nevada anti-takeover statutes will not be applicable; the expiration or termination of any waiting periods under applicable antitrust laws; the receipt of all required consents under the terms of ITEX’s debt agreements; the listing of Western’s common stock on a national securities exchange; and, to the extent required by the rules of such exchange, stockholder approval of the issuance of Western shares in the offer, which the executive officers and directors of Western have the voting power to approve.  The complete terms and conditions of the exchange offer will be set forth in the registration statement and the other offering documents to be filed by Western with the Securities and Exchange Commission.

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any securities.  Any exchange offer will be made only through a registration statement and related materials.  In connection with the exchange offer, Western will file a registration statement on Form S-4 (containing a prospectus) with the Securities and Exchange Commission.  Investors and stockholders of ITEX are advised to read this registration statement and other disclosure materials, when they become available, carefully because they will contain important information.  Investors and stockholders may obtain a free copy of the disclosure materials and other documents to be filed by Western with the Securities and Exchange Commission at the SEC’s website at www.sec.gov.  A free copy of the disclosure materials and other documents of Western may also be obtained from Western upon request by directing such request to the Information Agent for the exchange offer, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, E-mail:  offer.info@morrowco.com.  Banks and brokerage firms please call: (203) 658-9400.  Stockholders call toll free: (800) 607-0088.

This release contains forward-looking statements relating to Western Sizzlin Corporation’s exchange offer for all of the outstanding shares of ITEX Corporation common stock and Western’s expectations with regard to the proposed transaction.  These forward-looking statements are based on Western’s current intent, expectations, estimates and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  In addition, some factors are beyond Western’s control.  Factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) the willingness of ITEX stockholders to tender their shares in the exchange offer and the number and timing of shares tendered; (ii) the satisfaction, or waiver by Western to the extent legally permissible, of all conditions to the exchange offer; (iii) Western’s and ITEX’s ability to receive any and all necessary approvals, including any necessary governmental or regulatory approvals; and (iv) other factors as described in filings with the Securities and Exchange Commission, including the factors to be discussed under the heading “Risk Factors” in Western’s prospectus included in its registration statement on Form S-4 that will be filed with the Securities and Exchange Commission.